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                                                                         12/9/96

                                  PURCHASE AGREEMENT



     THIS PURCHASE AGREEMENT (the "Agreement") is effective this 17th day of December, 1996, and entered into by and between GATEWAY 2000, INC., a Delaware corporation, 610 Gateway Drive, North Sioux City, SD 57049 and its Subsidiaries (hereafter "Gateway") and STB SYSTEMS, INC., a Texas corporation, -1651 North Glenville, Richardson, TX 75081-0957 (hereafter "Supplier").

     Gateway, a recognized manufacturer and/or distributor of computer-related equipment, desires to secure a proven source of Product as defined in this Agreement and attached Exhibits. Gateway prefers to establish a strong relation with Supplier so as to determine that Supplier is identified as a "Preferred Supplier".

     Supplier manufactures and/or sells and distributes Product as defined in this Agreement and aft ached Exhibits, and related equipment.

     It is mutually agreed that Gateway will purchase and accept from Supplier, and Supplier will deliver to Gateway, Product as defined in this Agreement and attached Exhibits, pursuant to and in accordance with the following definitions, terms, and conditions.

                                      AGREEMENT:


1.   DEFINITIONS.

     A. "Product", as used in this Agreement shall mean the deliverables in accordance with the product specifications mutually agreed to between the parties, as listed on Exhibit "A".

     B. "Specifications" as used in this Agreement shall mean the specifications for the Product to be sold by Supplier to Gateway as described on Exhibit "A".

     C. "Defect(s)" as used in this Agreement shall mean a deficiency, imperfection or insufficiency in the Product such that it is not fit for ordinary purposes for which it was purchased, sold or used.

     D. "Order", as used in this Agreement shall mean those purchase orders that Gateway shall provide to Supplier.

     E. "Confidential Information", as used in this Agreement shall mean components, types of systems, new product development, technical information, data, formulas, patterns, compilations, programs, devises, methods, techniques, marketing plans, business procedures, customer and supplier lists, agreements with any suppliers,

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supplements, techniques, or know-how, processes or other proprietary or confidential or intellectual property information which is received from the other under this Agreement, which is transmitted from the other party in written form and which, if disclosed to the general public, would cause harm to the transmitting party.

     F. "Epidemic Failures", as used in this Agreement shall mean that percentage of the units of Product accepted by Gateway in an Order therefor which fails to operate in accordance with performance specifications applicable to such Product solely as a result of the failure of such Product to conform with the warranty applicable to such Product as set forth in Section 9 of this Agreement.

     G. "Preferred Supplier", as used in this Agreement shall mean a supplier who is capable of meeting schedule, quality, and pricing requirements.

     H.   The following Exhibits are incorporated into this Agreement:

     Exhibit A - Product, Packaging and Performance Specifications Exhibit B - Pricing
     Exhibit C - Gateway's Sample Purchase Order
     Exhibit D - Routing Guide(s)
     Exhibit E - Engineering Change Requests
     Exhibit F - Regulatory Compliance
     Exhibit G - Supplier Certification
     Exhibit H - Inspection Procedure
     Exhibit I - Supplier Quality Engineering
     Exhibit J - Federal Acquisition Regulations

2.   TERMS AND CONDITIONS.

     All purchase of Product shall be subject only to the terms and conditions of this Agreement and any other terms and conditions, oral or written, including, without limitation, any terms and conditions referenced in any Order, shall have no force or effect, except for Product description, Delivery Schedule, Price, and Amount of Product ordered.

3.   ORDERING PROCEDURE AND DELIVERY.

     A. Gateway shall place all Orders under this Agreement by using Gateway's model numbers for Product. All Orders are subject to acceptance by Supplier and may be accepted in whole or in part within two (2) working days after Supplier's receipt of each Order. If Supplier fails to give written notice of rejection of any part of the Order within the time stated, the Order shall be deemed accepted.

     B. Gateway agrees to place a ninety (90) day Order upon execution of this Agreement and maintain a continual ninety (90) day Order, subject to the cancellation and rescheduling provisions of Section 7 for the term of this Agreement.


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     C.   Gateway shall use its best efforts to forecast its intended purchases of Product for the next six (6) month period. These forecasts are intended for planning purposes only and shall not be considered as firm commitments to purchase.

     D. The prices set forth on Exhibit B hereto include packaging for either air or surface transportation. All Product shall be suitably packaged to comply with the method of transportation and in compliance with the specifications set forth in this Agreement and the attached Exhibit A.

     E. A sample purchase order is attached hereto as Exhibit C. In the event of a conflict between the terms and conditions of this Agreement and the purchase order, the terms of this Agreement shall apply.

4.   PRICES.

     A. PRODUCT PRICES. The prices applicable to Product are listed in U.S. Dollars on Exhibit B. Supplier and Gateway shall conference monthly to discuss issues such as performance and price changes with respect to unfilled and future orders. The prices are intended to remain in effect for the term of this Agreement, but may be equitably adjusted upon review, at least quarterly, by Gateway and Supplier consistent with a price reduction based upon product maturation, equitable lot buys, and/or materials cost reduction.

     B. PRICE PROTECTION. Supplier warrants and agrees that each of the charges, prices and fees, terms, warranties or benefits granted to Gateway pursuant to this Agreement are comparable to or better than the equivalent charge, price or fee, term, warranty or benefit being offered by Supplier to any like customer of similar volumes of Supplier. Should Supplier negotiate sales prices for any Product upon more favorable terms than those provided to Gateway, Supplier agrees to provide to Gateway the benefit of such more favorable terms including, but not limited to, reduced prices.

     C. ADVERTISING. In addition to any other volume discounts that Supplier may afford to Gateway, Supplier will provide Gateway an additional 0.25% discount for listing Supplier's name. This discount will apply to Gateway on a region-by-region basis and be deducted from the invoice for all shipments during the actual month that the campaign is in print. Gateway will also evenly split with Supplier any and all co-op funds that Gateway receives from a third party chip vendor that pertains to Supplier's Products shipped to Gateway. These funds will be used by Gateway to help promote the chip vendor. Supplier will use its portion of the co-op funds to promote Supplier and its Products. This discount does not apply to the fourth Quarter 1996 shipments of the Virge VX board or module.


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5.   PAYMENT.

     Both parties acknowledge that all prices for Product shall be made in U.S. Dollars. Terms of payment are net thirty (30) days from date of delivery by Supplier to a carrier for transportation to Gateway, or date of invoice, if later. The prices include all fees for licenses, taxes and import fees.

6.   TITLE AND DELIVERY.

     A. PLACE OF DELIVERY AND SHIPPING DESTINATIONS. All deliveries of Product shall be F.O.B. the Gateway Regional Facility. Gateway shall arrange transportation at Gateway's cost.

     B. TITLE AND RISK OF LOSS. Title and risk of loss to Product will pass to Gateway upon delivery to a Gateway Regional Facility hereinafter referred to as "Delivery" as set forth in Exhibit D.

     C. EXPEDITED DELIVERIES. Supplier will make reasonable efforts to deliver, within two (2) business days, of the delivery dates provided by Gateway. If Supplier fails to deliver within five (5) days of the agreed upon delivery date, Supplier will pay for all expedited shipping costs or Gateway may cancel the affected Order without penalty.

     D. QUANTITIES. Supplier shall deliver the Products in the quantities specified in Gateway's Orders against the Order and line item specified.

7.   CANCELLATION AND RESCHEDULING.

     The following guidelines will apply to cancellation and rescheduling:

               0-30 days can
               reschedule                      15%
                     or
               31-60 days can
               reschedule or cancel up to      40%
                     or
               61-90 days can
               reschedule or cancel up to      60%

               91+ days can
               reschedule or cancel up to     100%

8.   ENGINEERING CHANGES.

     A. Gateway will continuously work with Supplier on final approval of all phases of Product design verification including, but not limited to, Bill of Materials


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(BOM) and changes or additions to the Approved Supplier List (ASL) and on-going approvals of Supplier Engineering Changes Requests/ Notices (SECRs/ECNs). No changes will be made in the form, fit, function, design or appearance of the Product without the express written consent of Gateway. The engineering specifications (revision level) of Product will not be changed without forty-five (45) days prior written notice to and approval by Gateway, except as noted below.

     B. Supplier will provide Gateway with a written description of the proposed change and the proposed implementation date by utilizing Gateway's SECR set forth in the attached Exhibit E. A minimum of fifteen (15) component samples will be provided for qualification to the Gateway compatibility department. Gateway shall have the minimum number of days indicated by the Class of change and identified in Exhibit E to approve or reject the change.

     C. Within ten (10) business days of receipt of Gateway's written response, Supplier will provide Gateway any updated specification material that has changed as a result of the engineering change.

     D. If Gateway wants to initiate an SECR/ECN, it must do so by utilizing a mechanism similar to Exhibit j and obtaining Supplier's approval.

     E. Supplier Engineering Change Requests/Notices shall be sent to the following addresses:

     Supplier:                     Gateway:
     1651 North Glenville          Supplier Quality Engineering, MS Y-09
     Suite 210                     610 Gateway Drive
     Richardson, TX 75081          North Sioux City, SD 57049
     Attn: OEM Program Manager

     F. Supplier shall implement a method of identification which clearly distinguishes the changed Product.

9.   WARRANTY, WARRANTY RETURNS, FIELD FAILURE RATE.

     A.   WARRANTY.

          i. The Product will comply with all Gateway approved product descriptions and specifications, and other printed information relating to the Product, provided to Gateway by Supplier and in effect as of the date of the applicable Order.

          ii. The Product, (a) will be new, (b) will be free from defects in manufacture, materials and design, (c) will function properly under ordinary use, and (d) will perform in accordance with all applicable specifications and documentation for such Product for a period of thirty-six (36) months from date of delivery.


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          iii.  Supplier warrants that title to all Product purchased by
Gateway, no matter where delivered, shall be free and clear of all liens, encumbrances, security interest, or other adverse interests or claims.

          iv. The aforementioned warranties shall not apply to any Product which has been altered or changed without Supplier's authorization after receipt by Gateway or to any failure of the Product to conform to such warranties as a result of improper maintenance, installation or service, operation and use contrary to furnished instructions, the transportation or improper storage of such items, abuse, misuse, neglect, negligence of end-users. It is understood and agreed that the Product shall be used in connection with and as components of a larger system, and that such inclusion into the larger system does not and shall not constitute an unauthorized alteration or change in the Product; provided that the design and implementation of such inclusion into the larger system is in conformity with specifications set forth in Exhibit A. However, should the Gateway misuse the Product when performing its inclusion, the warranty is void.

          v. The warranties set forth in this Section 9 are the only warranties made by Supplier to Gateway with respect to Product. SUPPLIER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO PRODUCT SOLD PURSUANT TO THIS AGREEMENT AND EXHIBITS, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE OR PERFORMANCE OF PRODUCT, EXCEPT INDEMNIFICATION.

     B.   WARRANTY RETURNS/REPAIR.

          i. Warranty Returns shall be Product which has been delivered to Gateway or by Gateway to its customers and rejected by them due to defect(s).

          ii. All Product returned will require a Return Material Authorization (RMA) number which will be issued by Supplier. Supplier will pay return shipping charges to Supplier.

          iii.  All Warranty Returns shall be returned to Supplier within thirty
(30) days of issuance of the RMA notice.

          iv. All Warranty Returns shall be debited by Gateway against outstanding invoices payable to Supplier. All Warranty Returns will be for credit only. In the event of No Defects Found (NDF) or a physically damaged and/or altered Product, Supplier shall return the Product to Gateway at the original invoice price. Warranty returns for credit will be for currently shipping products (Velocity 3D, Nitro 64 Video, Video Rage) and all future STB products. All earlier generation of STB products will fall under the previous return for repair policy.


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          v.    Supplier will acknowledge receipt of returned product and
quantities received within five (5) business days of receipt of the returned Product from Gateway. If Supplier fails to give written acknowledgment of receipt and quantities received within the time stated, Supplier shall be deemed to have received Gateway's product and quantities listed on the vendor return form.

     C. EPIDEMIC FAILURES. Gateway will consider an Epidemic Failure as being a single failure type, if the failure is .7% of the Product shipped during a three (3) month period. Supplier will take action to correct the defect in subsequent deliveries of Product and will notify Gateway of its corrective action plan. The defect must be corrected by upgrading some or all of the Product previously shipped within the twelve (12) months prior to Gateway's notice to Supplier. Supplier will provide parts for the upgrades, perform associated labor costs and pay freight to the customer.

10.  PRODUCT ACCEPTANCE.

     A. Design verification testing (DVT) is to be performed on all newly designed products purchased by Gateway. DVT testing is to be completed and results submitted to Gateway's supplier quality engineer (SQE) responsible for the Product. DVT results are to be reported with respect to the original Gateway approved design specification for the Product.

     B. Supplier shall submit a capability analysis which indicates the Supplier's equipment, staff and Supplier's ability to understand, support and process to the level of design technology required by Gateway.

     C. Reliability testing shall be performed using four (4) corner testing. Four corner testing is defined as a combination of temperature, humidity and voltage in high and low conditions. Reliability testing shall be performed at ten percent (10%) beyond the agreed upon design specification limitations set by Gateway's Global Product Organization (GPO) and Supplier.

     D. The design shall specify the expected process, test and field performance level of the Product. Supplier shall demonstrate the actual performance level during a site risk analysis and assessment survey.

     E. Gateway will consider an epidemic failure as being a single failure type, if the failure is .7% of the Product shipped during a three (3) month period. An epidemic failure could have a cost impact to Supplier.

     F. Supplier shall perform a structural design test using Gateway's standard for testing, unless Supplier's test procedure is more rigid than Gateway's test procedure. Testing shall be conducted at a test provider location agreed to between Gateway and Supplier. Testing shall include all packaging which is used during transportation of the Product to Gateway's customer.


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

     G. Supplier Engineering Change Requests (SECR) will be completed pursuant to the guidelines set forth on Exhibit E and will be routed to the appropriate SQE in Singapore and North Sioux City, South Dakota. Gateway's SQE in both locations will ensure that all SECR's are managed from submission to approval.

     H. Regulatory approval is the responsibility of the Supplier to ensure that all newly designed and/or changed Products meets Gateway's dB margins in conjunction with FCC industrial standards. All engineering changes that affect the original test grant are Supplier's responsibility to ensure that the change is tested and grant status is maintained. Supplier represents and warrants that Supplier has obtained the necessary regulatory approvals for the Product as set forth on Exhibit F.

     I. Product purchased pursuant to this Agreement shall meet all established industry operating standards. Product that is combined with other technology shall be compatible with that standard.

     J. Supplier accepts full responsibility for Product failure caused by a safety defect and for corrective action regardless of when such defect is detected. Corrective action for a major defect must be implemented within three
(3) business days and corrective action for a minor defect must be implemented within seven (7) business days upon notification by Gateway.

     K. Gateway requires its suppliers to go through the SQE procedure in order to become a Preferred Supplier. Supplier shall follow and work with Gateway on achieving Supplier Certification. The criteria for Supplier Certification is defined within the attached Exhibit G.

     L. Incoming Quality Assurance sample acceptable quality level (AQL) for the three (3) main types of commodity families as per Mil Spec 105E are set forth on Exhibit H.

     M. None of the foregoing shall limit any warranties as set out in Section 9 or affect quality level of Product ordered by Gateway.

11.  SERVICE AND ROOT CAUSE FAILURE ANALYSIS.

     A. Supplier agrees to enter into a service agreement to support all in-warranty defective product returned from Gateway's customers. The service of common Product used by Gateway regions, globally, are to be considered when service centers are being planned.

     B. Supplier shall record all root causes for failures repaired and report this information on a weekly basis to Gateway and the Supplier's original manufacturing location.

     C. Gateway's SQE department shall create a corrective action response to the root cause for failure. This action is to be completed monthly. If a critical issue arises, Corrective Action Request (CAR) will be issued as set forth in Exhibit I, to ensure the action taken has improved the reliability of the Product.

12.  PATENT, COPYRIGHT AND TRADE SECRET INDEMNITY.

     A.   Supplier represents and warrants that:

          i    It has sufficient right, title and interest in all Product to enter into this Agreement;

          ii. The Product does not infringe any United States, Canada, Australia, Japan, Malaysian, European Community, Ireland, Sweden, Norway, or Finland patent, copyright or trade secret;

          iii. The combination, operation, or use of the Product with equipment, data or programs Gateway sells the Product with, does not infringe any United States, Canada, Australian, Japan, Malaysian, European Community, Ireland, Sweden, Norway or Finland patent, copyright or trade secret.

          iv. The Product does not violate the trade secret or confidentiality rights of a third party.

Supplier agrees to indemnify, hold harmless and defend Gateway, Gateway's agents and customers from and against any and all damages, losses, costs, expenses, including attorneys' fees (including allocated costs for in-house legal services), and liability incurred in connection with a claim for infringement which constitutes a breach of the foregoing warranty (hereinafter "Infringement Claims") whether in this or a foreign country; provided that Supplier is notified promptly in writing of an Infringement Claim. Supplier shall have sole control over the defense and settlement of such a claim so long as no settlement adversely affects Gateway's ability to exercise its rights under this Agreement. Gateway shall provide reasonable assistance in defense of same. Supplier will pay all damages and costs finally awarded against Gateway.

     B. In the event that a final judgment is obtained against the use of any Product by Gateway by reason of infringement of any such Intellectual Property Right, or, if in Supplier's opinion the Product is likely to become the subject of such a claim of infringement, Supplier shall, at its option and expense:

          (a)  procure for Gateway the right to continue using the Product; or

          (b) replace or modify the Product so that it no longer causes any such infringement but is still capable of performing its original function.

13.  PARTS

     A. Supplier agrees to provide Gateway one hundred twenty (120) days written notice prior to the discontinuance of any Product purchased by Gateway pursuant to this Agreement. Upon notification by Supplier, Supplier shall allow Gateway to make a final purchase of Product at prices agreed to between the parties.

     B. During the term of this Agreement, and for three (3) years after the termination of this Agreement or any extension of it, Supplier shall make services and parts available to Gateway at a mutually agreed upon price. In the event said parts are no longer available, Supplier will provide like parts or better (in terms of features and performance) in accordance with the provisions of this section.

     C. During the term of this Agreement, and for three (3) years after the termination of this Agreement or any extension of it, Supplier shall make available to Gateway custom plastics, custom packing material, and other custom components for use by Gateway in providing on-going Product support after Supplier's warranty period has ended.

14.  ENVIRONMENTAL.

     A. Supplier shall comply with all applicable federal, state and local environmental laws, ordinances, orders or regulations affecting the Product. Supplier does hereby agree to indemnify and hold Gateway harmless of; from and against any and all claims, actions, liens, demands, costs, expenses, fines and judgments (including legal costs and attorney's fees) resulting from or arising by reason of the use of Hazardous Substances (as defined in applicable federal, state, and local environmental laws, ordinances, orders or regulations) or CFCs and HCFCs in the Product's manufacturing process or included in the Product.

     B. Supplier agrees to use reusable and recyclable packaging for Product purchased under this Agreement.

15.  CONFIDENTIALITY.

     Each party agrees that it will keep in confidence and prevent the acquisition, disclosure, use or misappropriation by any person or persons all types of and/or quantities of components, types of systems, new product development, technical information, data, formulas, patterns, compilations, programs, devices, methods, techniques, marketing plans, business procedures, customer and supplier lists, agreements with any suppliers, supplements, techniques or know-how, processes or other proprietary or confidential or intellectual proprietary information which is received from the other under this Agreement, provided; however, that neither party shall be liable for disclosure of any data if the same is disclosed with the prior written approval of the other party. Each party agrees that if it


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breaches the non-disclosure agreement, the owner of the confidential or proprietary information shall suffer irreparable injury and be entitled immediately to a temporary and permanent injunction, in addition to the other remedies for breach of the entire agreement.

     This non-disclosure agreement shall survive the termination or expiration of the entire agreement.

     Both parties shall be entitled to attorneys' fees for enforcement of this section.

     The foregoing confidentiality obligation shall not apply to information which the recipient can demonstrate by written evidence was (i) lawfully in its possession prior to its first receipt from the deliverer (ii) is or becomes publicly available without breach of this Agreement by the party receiving the Confidential Information; (iii) is released for disclosure by the disclosing party with its written consent; (iv) is known by the receiving party prior to the disclosure; (v) is rightly received by the receiving party from a third party without confidential limitations; (vi) is hereafter disclosed to a third party without restriction on disclosure, which at the date hereof or hereafter becomes available in the public domain without breach by the recipient of this Agreement or any unlawful act.

     Each party (i) agrees not to disclose Confidential Information given to it by the other party to any person, real or legal, except as necessary for the other party to perform its obligation under this Agreement; (ii) shall require its employees having access to Confidential Information and any third party to whom disclosure of Confidential Information is necessary to sign a confidentiality agreement containing provisions similar to this Agreement; (iii) shall exercise the same degree of care to safeguard the confidentiality of such Confidential Information as it would exercise in protecting the confidentiality of similar property of its own (but in no event less than is standard in the industry); and (iv) agrees to use its diligent efforts to prevent inadvertent or unauthorized disclosure, publication or dissemination of any Confidential Information.

     Each party shall notify the other of any actual or suspected unauthorized use or disclosure of Confidential Information or infringement of any of Supplier's proprietary rights of which such party has knowledge and will reasonably cooperate with the other party in the investigation and prosecution of such unauthorized use, disclosure or infringement.

16.  FORCE MAJEURE.

     In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any Act of God, fire, casualty, flood, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its best efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to


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

such occurrences. However, if such inability to perform continues for fifteen
(15) days, the other party may terminate this Agreement without penalty and without further notice.

17.  TERM/TERMINATION.

     A. Unless sooner terminated, this Agreement shall remain in effect for a period of one (1) year. This Agreement may be renewed for additional one (1) year periods upon mutual written agreement between the parties. Either party shall have the right to terminate this Agreement immediately if the other breaches any of the material provisions of this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice.

     B. If either Gateway or Supplier should become insolvent, or make any assignment for the benefit of creditors, or enter into any compromise with creditors or a general agreement for referral of payment with its creditor, or make or suffer to be made any transfer to any person, trustee, receiver, liquidator, or referee for the benefit of creditors, or file a voluntary petition in bankruptcy, or suffer an involuntary petition in bankruptcy to be filed against it, or file any petition in any reorganization, arrangement, compromise, readjustment, liquidation, or dissolution or similar relief for itself, or becomes unable to pay its debts generally as they become due, the other party shall have the immediate right to terminate this Agreement upon delivery of written notice without any liability to the insolvent party and without further notice to it.

     C. Either party may terminate this Agreement without cause by giving ninety (90) days written notice to the other party.

18.  APPLICABLE LAW AND JURISDICTION.

     This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota without resort to conflict of law principles. The parties agree that any legal action by either party against the other relating to this Agreement or Schedule as contained therein shall be commenced in a court of competent jurisdiction in the State of South Dakota.

19.  DISPUTE RESOLUTION.

     Each company shall designate in writing to the other the following individuals for the following purposes:

     A. Designated Representatives. Each company shall designate one Primary Representative. These Primary Representatives shall also act as the designated persons to resolve disputes under Section 20 (B) herein.


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

     B. Senior Officers. Each company shall designate a Senior Officer of the company, who is not an attorney, who shall serve for the purpose of resolving disputes under Section 20 (C) herein.

     C. Executive Officers. Each company shall designate its Chief Executive Officer or its Chief Operating Officer who shall serve for the purpose of resolving disputes under Section 20 (D) herein.

     D. Changes in Designation. Each party may change such designated representatives within the parameters called for hereunder for such representatives upon the giving of advance written notice to that effect.

20.  PROCEDURES FOR HANDLING OF DISPUTES.

     All disputes under this Agreement, of any nature whatsoever, shall be handled in strict accordance with the following procedure, and the parties agree that legal remedies cannot be resorted to until such time that each step of this procedure has been followed:

     A. A dispute shall be formalized, by the party raising the dispute, when the issues relating to the dispute are placed in writing and submitted to the other party with adequate backup material, in the submitting party's reasonable judgment, to substantiate the dispute and the amount of claim under the dispute. The submittal in writing shall be delivered to the other party as required under
Section 21 of this Agreement.

     B. The dispute shall be handled by resolution by the two designated Primary Representatives within thirty (30) days from submittal. The parties must mutually agree to the resolution.

     C. Failing resolution under B. above, the dispute, including all supporting documentation and the positions of the parties from step B. above, shall be submitted for resolution to the Senior Officers so designated for this purpose by each company in Section 19 (13), within thirty (30) days from submittal. The parties must mutually agree to the resolution.

     D. Failing resolution under C. above, the dispute, including all supporting documentation and the positions of the parties under steps B. and C. above, shall be submitted for resolution to the respective Chief Executive Officer or Chief Operating Officer, as has been so designated for this purpose in Section 19 (C), within thirty (30) days from submittal. The parties must mutually agree to the resolution.

     E.   Failing resolution under D above:

          All disputes under this Agreement shall be submitted to arbitration under the rules of the American Arbitration Association ("AAA") with the location for arbitration to be in the State of South Dakota. The dispute shall be decided by one neutral


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arbitrator, to be selected by the parties by providing to each other a list of three (3) names. If the parties are unable to initially agree on the arbitrator, the selection process will be as follows: The parties will submit the initial list of six (6) names to the AAA. Each party will rank the six (6) names submitted in the order of their choice. The first time a name in order of ranking on each list is common (the level of ranking need not be common), that person shall be selected as the arbitrator. Failing agreement under this procedure, the selection shall be made by the AAA under its established rules. The parties shall agree on mutually acceptable procedures and standards for said arbitration including, but not limited to: authority of arbitrator respecting discovery and procedures, form of evidence and/or witness evidence and presentation, submission and/or hearing procedures, and other such matters; provided, however, that the scope of the question to be decided by the arbitrator shall be narrowly construed and shall be limited to the express issue presented, and there shall be no punitive or exemplary damages allowed to be awarded. In the event the arbitrator attempts to or does award incidental, exemplary, special, indirect, consequential or punitive damages in favor of either party, the jurisdiction of the arbitrator shall be and is hereby automatically terminated and any decision as to such damages shall be void and of no force or effect. The party prevailing as to the entire claim shall have its costs and the other costs of arbitration, including the arbitrator's fees, if any, paid by the other party, except where neither party prevails entirely, the arbitrator may apportion such costs in accordance with the disposition of the matter. The decision of the arbitrator shall be final and binding upon the parties, except as to the propriety of the scope of the award and disposition; and provided that the decision of the arbitrator must not be against public policy, nor may it be arbitrary or capricious, as determined by whether it is fairly supported by the evidence presented (including the failure, if any, of either party to comply with the agreed arbitration procedures), which shall mean that the decision of the arbitrator must be such that it cannot be said that no reasonable person could reasonably and logically have reached such result based upon the said evidence.

     F. Failure to Act. Failure to take any action on the part of either or both parties under any step of this procedure for the specified thirty (30) day period shall automatically move the dispute process to the next step in the procedure. After having given notice in accordance with A. above for the first step of this procedure, the completion of the thirty (30) day time period in each step shall be deemed to constitute notice to initiate the next step of the procedure.

21.  NOTICES.

     Notices and other communication under this Agreement will be sent by certified mail, return receipt requested, addressed to the other party at its address as follows, provided either party may change its address by written notice thereof.

     Supplier:                Gateway:
     1651 North Glenville     610 Gateway Drive
     Suite 210                North Sioux City, SD 57049
     Richardson, TX 75081     Attn: Director of Supply Management
     Attn: President
                              with a copy to Gateway's Law
                              Department.


22.  PRODUCTS LIABILITY INDEMNITY.

     Supplier shall indemnify, defend and save Gateway harmless from and against any and all claims, demands, damages, liability, loss, cost, expense or attorneys' fees which Gateway may incur, suffer or be required to pay arising from damage to property, or bodily injury to or death of any person arising out of or resulting from any defect in design, material, manufacture or performance of the Product.

23.  USE OF SUPPLIER DOCUMENTS

     Supplier further grants Gateway the right to modify, reproduce, publish, and sell the Product documentation and to use internally the (1) instruction/user manuals, including portions of supplier's manuals or product information in Gateway's manuals, data sheets, faxable materials, training materials, brochures, catalogs--any printed material Gateway creates. Supplier grants Gateway the right to distribute and transmit in electronic form, including CD-ROM, disk, preload, FAX, video tape, through the Bulletin Board Service or telephone line; (2) packaging copy and artwork, as a component of the Product, provided that Gateway's modifications shall not render the Product documentation incomplete or inaccurate. Gateway shall have the right to continue using the documentation after the term of this Agreement for limited use to support Products in the field.

24.  U.S. EXPORT CONTROLS

     Supplier refers to the U.S. Export Administration Regulations ("EAR") and the Commerce Control List therein. Supplier agrees that it will not reexport any technical data or software programs received from Gateway or any direct products thereof without first obtaining the permission of the U.S. Department of Commerce or State, either in writing or as provided by an applicable regulation. Such permission is required in addition to any authorization required to be obtained from Gateway. Supplier agrees that it shall not use or transfer without U.S. Government permission U.S. Origin products, technology, or software of any type if Supplier knows that the products, technology, or software will be used in the design, development, production, or use of missiles, chemical or biological weapons, or sensitive nuclear end uses in certain specific countries of concern designated from time to time by the Commerce Department in Part 778 of the U.S. Export Administration Regulations, as amended from time to time. This requirement shall survive the term or termination of this contract.

     Supplier certifies that the Products, which are the subject of this Agreement, are not subject to the International Traffic and Arms Regulation
(ITAR) set forth at 22 C.F.R., Sections 120, et. seq.

25.  FEDERAL ACQUISITION REGULATIONS

     Contract clauses from the Federal Acquisition Regulations ("FAR") (48 C.F.R. Chapter 1) are attached hereto as Exhibit J, incorporated herein by reference and shall have the same force and effect as if set forth in full text. In all of the attached clauses, "Contractor" and "Offeror" shall mean Supplier. The clauses are those in effect as of the date of this Agreement.

26.  REGULATORY COMPLIANCE

     Supplier shall obtain regulatory compliance approval as referenced in Exhibit F.

27.  GENERAL.

     A. All rights and remedies, whether conferred hereunder, or by any other instrument or law will be cumulative and may be exercised singularly or concurrently. Failure by either party to enforce any term will not be deemed a waiver of future enforcement of that or any other term. The terms and conditions stated herein are declared to be severable.

     B. Neither party may assign or delegate any rights hereunder without the prior written approval of the other party and any attempt to assign any rights, duties or obligations hereunder without the other party's written consent will be void.

     C. These terms and conditions constitute the entire agreement between the parties with respect to the subject matter hereof Those terms and conditions will prevail notwithstanding any different, conflicting or additional terms and conditions which may appear on any order submitted by Gateway.

     D. It is understood that neither party is constituted an agent, employee or servant of the other for any purpose whatsoever. Each party shall conduct its business in its own name and shall be solely responsible for its acts, conduct and expenses and the acts, conduct and expenses of its employees and agents.

     E. Each party acknowledges that the other party's employees are critical to the servicing of its customers. Each party agrees not to employ or otherwise engage the other party's employees for a period of one (1) year following any employee's involvement in the performance of this Agreement. Should a party violate this provision, the hiring parry will pay the other party the former employee's annual salary.

     F. Neither party shall publicly announce or disclose the existence of this Agreement or its terms and conditions or advertise or release any publicity regarding this Agreement without the prior written consent of the other party. This provision shall survive termination of this Agreement.

     G. Supplier will provide to Gateway a list of those persons who license to Supplier intellectual property used by Supplier under this Agreement. Supplier will update this list by written notice to Gateway, as soon as practicable and as required during the term of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the date and year written below.

GATEWAY 2000, INC.                      STB SYSTEMS, INC.


By: /s/ William M. Elliott              By: /s/ J. Shane Long
   --------------------------              ---------------------------
     William M. Elliot

Title: Sr. Vice President and           Title: VP of Sales & Marketing
      -----------------------                 ------------------------
       General Counsel

Date:  12/17/96                         Date:     12/27/96
     ------------------------                -------------------------




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